Exhibit 99.1

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

Consolidated Balance Sheets

(Unaudited)

(in thousands except per share amounts)	December 31, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$46,540	$58,865
Investments	54,040	118,569
Accounts receivable	2,822	4,557
Inventory, net	9,592	15,517
Prepaid expenses and other current assets	2,006	2,093

Total current assets	115,000	199,601
Property and equipment, net	14,329	18,398
Other long-term assets	354	317

Total assets	$129,683	$218,316

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,988	$4,742
Accrued expenses and other current liabilities	8,204	10,258
Deferred revenue, current	3,378	4,236
Facility financing obligation, current	173	140

Total current liabilities	14,743	19,376
Deferred revenue, non-current	800	1,616
Deferred rent and other long-term liabilities	2,145	3,075
Facility financing obligation, non-current	2,613	2,786

Total liabilities	20,301	26,853

Stockholders’ equity
Preferred Stock, $0.001 par value: Authorized 50,000 shares; No shares issued or outstanding at December 31, 2012 and December 31, 2011	—	—
Common Stock and additional paid-in-capital, $0.001 par value: Authorized 1,000,000 shares; Issued and outstanding 56,170 shares at December 31, 2012 and 54,964 shares at December 31, 2011	645,372	632,961
Accumulated other comprehensive income	30	57
Accumulated deficit	(536,020)	(441,555)

Total stockholders’ equity	109,382	191,463

Total liabilities and stockholders’ equity	$129,683	$218,316